EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of this 27 day of January, 2016 (the “Effective Date”), by and between Sunshine Bancorp, Inc. (the “Corporation”), Sunshine Bank (the “Bank”), and John D. Finley (the “Officer”).

WITNESSETH:

WHEREAS, the Officer serves as Chief Financial Officer of the Corporation and Executive Vice President of the Bank; and

WHEREAS, Corporation and Bank desire to continue to employ the Officer, and the Officer desires to continue to provide services to the Corporation and the Bank, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the covenants and agreements herein contained, the Corporation, the Bank and the Officer covenant and agree as follows:

1.           Employment.  Pursuant to the terms and conditions of this Agreement, the Corporation and the Bank agree to employ the Officer and the Officer agrees to render services as set forth herein.  Any prior employment agreement entered into between the Corporation or the Bank and the Officer is hereby terminated and of no further force or effect.

2.           Position and Duties.  During the term of this Agreement, the Officer shall serve as Chief Financial Officer of the Corporation and an Executive Vice President of the Bank and shall undertake such duties, consistent with such titles, as may be assigned to the Officer from time to time by the Board of Directors of the Bank or the Corporation (referred to as the “Board”) and the President or Chief Executive Officer, including serving on Board committees as appointed from time to time by the Board, and assisting in keeping the Bank in compliance with applicable laws and regulations.  In performing the Officer’s duties pursuant to this Agreement, the Officer shall devote the Officer’s full business time, energy, skill and best efforts to promote the Corporation and the Bank and its respective business and affairs; provided that, subject to Sections 10, 12 and 13 of this Agreement, the Officer shall have the right to manage and pursue personal and family interests, and make passive investments in securities, real estate, and other assets, and also to participate in charitable and community activities and organizations, so long as such activities do not adversely affect the performance by Officer of the Officer’s duties and obligations to the Corporation or the Bank.  The Board shall, in its sole and exclusive discretion, assign duties and responsibilities to the Officer, and the Officer commits to perform those duties to the best of the Officer’s ability.  It shall be the Board’s exclusive province to assign or remove the duties and responsibilities from the Officer.

3.           Term.  The term of this Agreement shall be for a period of two (2) years, commencing on the Effective Date and subject to earlier termination as provided herein (the “Term”).  Beginning on the first day after the Effective Date and on each day thereafter, the Term of this Agreement shall be renewed and extended for a period ending two years from that day, unless otherwise terminated as hereinafter set forth.  After termination of the employment of the Officer for any reason whatsoever, the Officer shall continue to be subject to the provisions of Sections 10 through 23, inclusive, of this Agreement.

4.           Compensation.  During the term of this Agreement, the Bank shall pay or provide to the Officer as compensation for the services of the Officer set forth in Section 2 hereof:

(a)           A base annual salary of at least $200,000 payable in such periodic installments consistent with other employees of the Bank (such base salary to be subject to increase each year in the discretion of the Board); and

(b)           Such incentive bonuses as the Board in its discretion may award.

5.           Benefits and Insurance.  The Bank shall provide to the Officer such medical, health, and life insurance as well as any other benefits as the Board shall determine from time to time.

6.           Vacation.  The Officer may take such weeks of vacation time as authorized by the Bank’s personnel policies and at such periods during each year as the President or Chief Executive Officer and the Officer shall determine from time to time.  The Officer shall be entitled to full compensation during such vacation periods.

7.           Reimbursement of Expenses.  The Bank shall reimburse the Officer for reasonable expenses incurred in connection with the Officer’s employment hereunder subject to guidelines issued from time to time by the Board and upon submission of documentation in conformity with applicable requirements of federal income tax laws and regulations supporting reimbursement of such expenses.

8.           Termination; Change in Control.  The employment of the Officer may be terminated as follows:

(a)           By the Corporation, by action taken by its Board or President or Chief Executive Officer, at any time and immediately upon written notice to the Officer if said discharge is for cause.  In the notice of termination furnished to the Officer under this Section 8(a), the reason or reasons for said termination shall be given and, if no reason or reasons are given for said termination, said termination shall be deemed to be without cause and therefore termination pursuant to Section 8(e).  Any one or more of the following conditions shall be deemed to be grounds for termination of the employment of the Officer for cause under this Section 8(a) (“Cause”):

(i)           The conviction of, plea of nolo contendere, or entry of judgment against the Officer by a civil or criminal court of competent jurisdiction of a felony or first degree misdemeanor, or any other offense or wrongdoing involving dishonesty, embezzlement, fraud, misappropriation of funds, any act of moral turpitude or dishonesty;

(ii)           The finding by a court of competent jurisdiction in a criminal or civil action or by the U.S. Securities and Exchange Commission or state blue sky agency in an administrative proceeding that the Officer has violated any federal or state securities law;

(iii)           If the Officer shall fail or refuse to comply with the obligations required of Officer as set forth in this Agreement or the duties assigned to the Officer from time to time, or comply with the policies of the Corporation or the Bank established from time to time;

(iv)           If the Officer shall have engaged in conduct involving fraud, deceit, personal dishonesty, or breach of fiduciary duty, or any other conduct, which in any such case has adversely affected, or may adversely affect, the business or reputation of the Corporation or the Bank;

(v)           If the Officer shall have violated any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any banking agency having jurisdiction over the Bank;

(vi)           If the Officer shall have become subject to continuing intemperance in the use of alcohol or drugs which has adversely affected, or may adversely affect, the business or reputation of the Corporation or the Bank, or has been convicted of a crime involving moral turpitude;

(vii)           If the Officer shall have filed, or had filed against the Officer, any petition under the federal bankruptcy laws or any state insolvency laws;

(viii)           The unauthorized disclosure by the Officer of Confidential Information, as defined in this Agreement, concerning the Corporation, the Bank or any of their respective affiliates or subsidiaries, unless such disclosure was required by an order of a court having jurisdiction over the subject matter or a summons, subpoena or order in the nature thereof of any legislative body (including any committee thereof) or any governmental or administrative agency; or

(ix)           The performance of services by the Officer, other than in the course of properly carrying out the Officer’s duties under this Agreement and as otherwise provided herein, for any other corporation or person that competes with the Bank while the Officer is employed by the Corporation or the Bank.

In the event of termination for Cause, the Bank shall pay the Officer only salary, vacation, and bonus amounts accrued and unpaid as of the effective date of termination.

(b)           By the Officer upon the lapse of 30 days following written notice by the Officer to the Corporation of termination of Officer’s employment hereunder for Good Reason (as defined below), which notice shall reasonably describe the Good Reason for which the Officer’s employment is being terminated; provided, however, that the Corporation shall have the opportunity to cure such Good Reason, during such 30-day period, and the Officer’s employment shall continue in effect during such time.  If such Good Reason shall be cured during such time, the Officer’s employment and the obligations of the Corporation and the Bank hereunder shall not terminate as a result of the notice which has been given with respect to such Good Reason.  Cure of any Good Reason with or without notice from the Officer shall not relieve the Corporation or the Bank from any obligations to the Officer under this Agreement or otherwise and shall not affect the Officer’s rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason.  Any notice of termination for Good Reason must be delivered by the Officer to the Corporation within sixty (60) days of the event providing grounds for Good Reason termination and must contain a reasonably detailed description of the relevant facts and circumstances.  For purposes of this Agreement, the term “Good Reason” shall mean any material breach by the Corporation or the Bank of any provision of this Agreement.

If the Officer’s employment is terminated by the Officer for Good Reason, the Bank shall, for a period of 12 months after said termination (i) continue to pay to the Officer the base annual salary in effect under Section 4(a) on the date of said termination, plus pay an amount equal to the last bonus paid by the Bank to the Officer and (ii) reimburse the Officer for the costs of continued coverage under the Bank’s medical insurance plan in accordance with the Omnibus Budget Reconciliation Act (COBRA), less the amount that the Officer would be required to contribute for such health coverage if the Officer were an active employee.

(c)           By the Officer upon the lapse of 30 days following written notice by the Officer to the Bank of the Officer’s resignation for other than Good Reason; provided, however, that the Bank, in its discretion, may cause such termination to be effective at any time during such 30-day period.  If the Officer’s employment is terminated because of the Officer’s resignation, the Bank shall be obligated to pay to the Officer any salary, vacation, and bonus amounts accrued and unpaid as of the effective date of such resignation.

(d)           If the Officer’s employment is terminated by the death or disability (i.e., the inability of the Officer by reason of illness or physical or mental disability to perform the employment duties required of the Officer, as determined by the Bank, for a period of 90 consecutive days) of the Officer, this Agreement shall automatically terminate, and the Bank shall be obligated to pay to the Officer or the Officer’s estate any salary, vacation, and bonus amounts accrued and unpaid at the date of disability or death.

(e)           By the Corporation, by action taken by the Board or President or Chief Executive Officer, at any time if said discharge is without Cause.  If the Officer’s employment is terminated without Cause, the Bank shall, for a period of 12 months after said termination (i) continue to pay to the Officer the base annual salary in effect under Section 4(a) on the date of said termination plus pay an amount equal to the last bonus paid by the Bank to the Officer, and (ii) reimburse the Officer for the costs of continued coverage under the Bank’s medical insurance plan in accordance with the Omnibus Budget Reconciliation Act (COBRA), less the amount that the Officer would be required to contribute for such health coverage if the Officer were an active employee.

(f)           If a Change in Control (as defined below) shall occur at any time during the term of this Agreement, the Officer may terminate his employment for any reason or no reason by delivering a notice in writing (the "Notice of Termination") to the Corporation within thirty (30) days of the Change in Control which termination shall be effective immediately upon delivery of such Notice of Termination.  In the event that the Officer delivers a Notice of Termination to the Corporation, or the Officer’s employment is terminated without Cause by the Corporation within two (2) years following a Change in Control, Officer shall be entitled to receive, within twenty (20) days of termination, a lump sum payment in an amount equal to two (2) times the sum of (i) his base annual salary and (ii) the last annual cash bonus earned by the Officer.  Additionally, Officer shall be entitled to receive, within twenty (20) days of termination, a lump sum payment equal to the estimated cost to the Officer of obtaining medical insurance substantially similar to coverage under the Bank’s medical insurance plan for a period of twenty-four (24) months, less the amount that the Officer would be required to contribute for such health coverage if the Officer were an active employee.  For purposes of  this Agreement, a Change in Control shall mean (i) a merger or consolidation of the Corporation with an unaffiliated entity, but not including a merger or consolidation in which any individual or group of the shareholders of the Corporation immediately prior to such merger or consolidation are the beneficial owners of more than 50% of the outstanding shares of the common stock of the surviving corporation immediately after such merger or consolidation, or (ii) the acquisition by any individual or group of beneficial ownership of more than 50% of the outstanding shares of Corporation common stock.  Notwithstanding the foregoing, a “Change in Control” shall only be deemed to occur under this Section 8(f) if it constitutes a “change in control” as defined under Section 409A of the Code.  It is the intent of the parties that benefits under this Section 8(f) shall be in lieu of any other benefit payments that the Corporation or Bank may otherwise be obligated to make to the Officer under this Section 8.  Therefore, if any benefits are paid under this Section 8(f), no subsequent benefits shall be paid under any other subsection of this Section 8, and shall not be paid for a second time under this Section 8(f).

(g)           Notwithstanding anything is this Agreement to the contrary, any benefits payable by the Corporation or the Bank to the Officer which constitute a “deferral of compensation” as that term is defined in Treasury Regulations Section 1.409A-l (b), and which are payable by reason of the Officer’s termination, shall not be payable unless the Officer’s termination of employment qualifies as a “separation of service” as that term is defined in Treasury Regulations Section 1.409A-l (h) (“Separation from Service”).

(h)           (1)           Notwithstanding anything in this Agreement to the contrary, if the Officer is considered a Specified Employee (as defined below), any benefit distributions which would otherwise be made to the Officer due to a Separation from Service which are limited under Code Section 409A because the Officer is a Specified Employee, shall not be made during the first six months following Separation from Service.  Rather, any distribution which would otherwise be paid to the Officer during such period shall be accumulated and paid to the Officer in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.

(2)           For purposes of this Agreement, the term “Specified Employee” means an employee who at the time of termination of employment is a key employee of the Bank, if any stock of the Bank (or the Corporation) is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5) at any time during the 12-month period ending on December 31 (the “identification period”).  If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve-month period that begins on the first day of April following the close of the identification period.

(i)           Any amounts paid to the Officer under this Agreement prior to the Officer’s termination of employment with the Bank shall be paid during the short-term deferral period as determined under Treasury Regulation Section 1.409A-1(b)(4).

(j)           This Agreement shall be interpreted and administered consistent with Code Section 409A.

(k)           Notwithstanding the foregoing, Officer will not be entitled to any payments or benefits under this Sections 8(b) or 8(e) (unless such termination event related to the payments or benefits occurs on or after a Change in Control) unless and until Officer executes a release of all claims that Officer or any of Officer’s affiliates or beneficiaries may have against the Bank or any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act (“ADEA”), but not including claims for benefits under tax-qualified plans or other benefit plans in which the Officer is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.  In order to comply with the requirements of Section 409A of the Code and the ADEA, the release must be provided to Officer no later than the date of his Separation from Service and Officer must execute the release within twenty-one (21) days after the date of termination without subsequent revocation by Officer within seven (7) days after execution of the release.

9.           Notice.  All notices permitted or required to be given to either party under this Agreement shall be in writing and shall be deemed to have been given (a) in the case of delivery, when addressed to the other party as set forth at the end of this Agreement and delivered to said address (and, in the case of the Corporation or the Bank, at its main office),  (b) in the case of mailing, three days after the same has been mailed by certified mail, return receipt requested, and deposited postage prepaid in the U.S. Mails, addressed to the other party at the address as set forth at the end of this Agreement, and (c) in any other case, when actually received by the other party.  Either party may change the address at which said notice is to be given by delivering notice of such to the other party to this Agreement in the manner set forth herein.

10.           Confidential Information.  While employed, Officer will have access to and become acquainted with Confidential Information, Trade Secrets, and Proprietary Information, including but not limited to, financial, personnel, sales, customers, clients, scientific, technical and other information regarding formulas, patterns, compilations, programs, devices, methods, techniques, operations, plans and processes that are owned by the Corporation or the Bank, actually or potentially used in the operation of the Corporation’s or Bank’s business, or obtained from third parties under an agreement of confidentiality, and that such information constitutes the Corporation’s and the Bank’s Confidential Information, Trade Secrets, and Proprietary Information. Officer hereby expressly agrees that such Confidential Information, Trade Secrets, and Proprietary Information are and shall remain the trade secrets and property of the Corporation or the Bank, as the case may be, and Officer agrees that Officer will not at any time during the term of this Agreement or after the termination of this Agreement, disclose or use in any way whatsoever any of such confidential information.  Furthermore, Officer specifically covenants and agrees not to make any duplicates, copies, or reconstructions of such materials, and that if any such duplicates, copies, or reconstructions are made, they shall become the property of the Corporation upon their creation.

For purposes of this Agreement, Confidential Information, Trade Secrets, and Proprietary Information shall mean all information of a confidential or proprietary nature (including such information described herein), in any form or medium, that relates to: (a) internal business information, including financial information and information relating to strategic and staffing plans, business, training, marketing, promotional and sales plans, cost, rate and pricing structures; (b) identities of, individual requirements of, specific contractual arrangements with, the Corporation’s or Bank’s clients, customers, vendors and other trade related business relations and their confidential information; (c) object code and source code to the Corporation’s or the Bank’s software, technical designs, data dictionaries, information relating to trade secrets, know-how, compilations of data and databases relating thereto, including information containing proprietary databases and the use and functions thereof; (d) inventions, innovations, improvements, developments, designs, analyses, drawings, reports and all similar or related information, whether patentable or not; and (e) other intellectual property rights of the Corporation or the Bank.

Officer agrees that all files, records, documents, drawings, specifications, equipment, software, and similar items or technological information whether maintained in hard copy or by electronic means relating to the Corporation or the Bank’s business, whether prepared by Officer or others, are and shall remain exclusively the property of the Corporation or the Bank, as applicable, and that they shall be removed from the premises or, if kept online, from the computer systems only with the express prior written consent of the Board.  Upon termination of employment, or at any earlier time requested by the Corporation or the Bank, Officer shall promptly return all Confidential and/or Proprietary Information or inventions in Officer’s possession in whatever form, as well as any other property of the Corporation or the Bank, which is or has been in the Officer’s possession or under the Officer’s control.  Officer agrees not to delete, modify, or bulk copy any work files prior to or subsequent to termination and the Officer agrees to reimburse all costs associated with data recovery if this provision of the Agreement is breached.

11.           Legitimate Business Interests; Injunction Without Bond.  The Officer acknowledges that the restrictive covenants set forth in this Agreement are necessary to protect the legitimate business interests of the Bank including, but not limited to, trade secrets and other valuable confidential business information.  In the event there is a breach or threatened breach by the Officer of the provisions of Sections 10, 12, or 13, the Corporation shall be entitled to an injunction without bond to restrain such breach or threatened breach, and the prevailing party in any such proceeding will be entitled to reimbursement for all costs and expenses, including reasonable attorneys’ fees in connection therewith.  Nothing herein shall be construed as prohibiting the Corporation from pursuing such other remedies available to it for any such breach or threatened breach including recovery of damages from the Officer.

12.           Covenant Not to Compete.  The Officer agrees that during the period of time the Officer is retained to provide services to the Corporation, and thereafter for a period of 12 months subsequent to the termination of Officer’s services for any reason whatsoever, Officer will not enter the employ of, or have any interest in, directly or indirectly (either as executive, partner, director, officer, consultant, principal, agent or employee), any other bank or financial institution or any entity which either accepts deposits or makes loans (whether presently existing or subsequently established) and which has an office any time during the period of 12 months subsequent to the termination of Officer’s services that is located within a radius of 35 miles of any office of the Bank in existence at the time of termination; provided, however, that the foregoing shall not preclude any ownership by the Officer of an amount not to exceed 5% of the equity securities of any entity which is subject to the periodic reporting requirements of the 1934 Act and the shares of Corporation common stock owned by the Officer at the time of termination of employment.

13.           Covenant Not to Solicit.  The Officer agrees that during the period of time the Officer is retained to provide services to the Bank, and thereafter for a period of 12 months subsequent to the termination of Officer’s services for any reason whatsoever, the Officer will not (a) solicit for employment by Officer, or anyone else, or employ any employee of the Bank or any person who was an employee of the Bank within 12 months prior to such solicitation of employment; (b) induce, or attempt to induce, any employee of the Bank to terminate such employee’s employment; (c) induce, or attempt to induce, anyone having a business relationship with the Bank to terminate or curtail such relationship or, on behalf of himself or anyone else, compete with the Bank; (d) knowingly make any untrue statement concerning the Corporation or the Bank or their respective directors or officers to anyone; or (e) permit anyone controlled by the Officer, or any person acting on behalf of the Officer or anyone controlled by an employee of the Officer to do any of the foregoing.

Officer acknowledges and agrees that the Bank spent and continues to spend considerable time, energy, and money in training its employees and shareholders and that the Bank would suffer significant damages if Officer were to either encourage one or more of such persons to no longer work for the Bank or offer to have one or more of such persons work for Officer.  Further, Officer agrees and acknowledges that the above non-solicitation covenants are reasonable in that they give the Bank a protection to which the Bank is entitled and yet does not impair Officer’s ability to earn a livelihood.

14.           Remedies.  The Officer agrees that the restrictions set forth in this Agreement are fair and reasonable.  The covenants set forth in this Agreement are not dependent covenants and any claim against the Corporation or the Bank, whether arising out of this Agreement or any other agreement or contract between the Corporation or the Bank and Officer, shall not be a defense to a claim against Officer for a breach or alleged breach of any of the covenants of Officer contained in this Agreement.  It is expressly understood by and between the parties hereto that the covenants contained in this Agreement shall be deemed to be a series of separate covenants.  The Officer understands and agrees that if any of the separate covenants are judicially held invalid or unenforceable, such holding shall not release Officer from Officer’s obligations under the remaining covenants of this Agreement.  If in any judicial proceedings, a court shall refuse to enforce any or all of the separate covenants because taken together they are more extensive (whether as to geographic area, duration, scope of business or otherwise) than necessary to protect the business and goodwill of the Corporation and the Bank, it is expressly understood and agreed between the parties hereto that those separate covenants which, if eliminated or restricted, would permit the remaining separate covenants or the restricted separate covenant to be enforced in such proceeding shall, for the purposes of such proceeding, be eliminated from the provisions of this Agreement or restriction, as the case may be.

    15.           Invalid Provision.  In the event any provision should be or become invalid or unenforceable, such facts shall not affect the validity and enforceability of any other provision of this Agreement.  Similarly, if the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its full extent, then any such restriction or covenant shall be enforced to the maximum extent permitted by law, and Officer hereby consents and agrees that the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant.

16.           Governing Law; Venue.  This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Florida.  The sole and exclusive venue for any action arising out of this Agreement shall be a federal or state court situated in Hillsboro County, Florida, and the parties to this Agreement agree to be subject to the personal jurisdiction of such Court and that service on each party shall be valid if served by certified mail, return receipt requested or hand delivery.

17.           Arbitration.  Except with regard to Section 11, all disputes between the parties concerning the performance, breach, construction or interpretation of this Agreement, or in any manner arising out of this Agreement, shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association, which arbitration shall be carried out in the manner set forth below:

(a)           Within fifteen (15) days after written notice by one party to the other party of its demand for arbitration, which demand shall set forth the name and address of its designated arbitrator, the other party shall select its designated arbitrator and so notify the demanding party.  Within fifteen (15) days thereafter, the two arbitrators so selected shall select the third arbitrator.  The dispute shall be heard by the arbitrators within ninety (90) days after selection of the third arbitrator.  The decision of any two arbitrators shall be binding upon the parties.  Should any party or arbitrator fail to make a selection, the American Arbitration Association shall designate such arbitrator upon the application of either party.  The decision of the arbitrators shall be final and binding upon the Bank, its successors and assigns and Officer.

(b)           The arbitration proceedings shall take place in Hillsboro County, Florida, and the judgment and determination of such proceedings shall be binding on all parties.  Judgment upon any award rendered by the arbitrators may be entered into any court having competent jurisdiction without any right of appeal.

18.           Attorneys’ Fees and Costs.  In the event a dispute arises between the parties under this Agreement and suit or arbitration is instituted, the prevailing party shall be entitled to recover his or its costs and attorneys’ fees from the nonprevailing party.  As used herein, costs and attorneys’ fees include any costs and attorneys’ fees in any appellate proceeding.

19.           Assignability; Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and assigns.  No rights or obligations of the Corporation or the Bank under the Agreement may be assigned or transferred by the any party except that such rights or obligations of the Corporation and the Bank may be assigned or transferred pursuant to a merger or consolidation in which the Corporation or the Bank is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Corporation or the Bank, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Corporation or the Bank and such assignee or transferee assumes the liabilities, obligations and duties of the Corporation and the Bank.

20.           Effect on Other Agreements.  This Agreement and the termination thereof shall not affect any other agreement between the parties hereto, and the receipt by the Officer of benefits thereunder.

21.           Miscellaneous.  The captions used herein are solely for the convenience of the parties and are not used in construing this Agreement.  Time is of the essence of this Agreement and the performance by each party of its or his or her duties and obligations hereunder.

22.           Regulatory Actions; Clawback Requirements.   The following provisions shall be applicable to the parties:

(a)           If the Officer is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(3) and 1818(g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of suspension, unless stayed by appropriate proceedings.  If the charges and the notice are dismissed, the Bank may, in its discretion: (i) pay the Officer all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)           If the Officer is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Officer and the Bank as of the date of termination shall not be affected.

(c)           If the Bank is in default, as defined in Section 3(x)(1) of the FDIA, all obligations under this Agreement shall terminate as of the date of such default, but vested rights of the Officer and the Bank as of the date of termination shall not be affected.

(d)           Notwithstanding any other provision of this Agreement to the contrary, any amounts paid or payable under the FDIA to the Officer pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Sections 18(k) and 32(a) of the FDIA and Part 359 of the FDIC’s rules and regulations, and any regulations promulgated under the FDIA.

(e)           This Agreement shall be subject to applicable federal and state law regarding clawback of executive compensation.  In the event that, during the term of this Agreement, clawback regulations are promulgated by any state or federal agency with regulatory authority over the Bank, Officer and the Bank agree to negotiate in good faith an amendment incorporating a clawback provision into this Agreement.

23.           Complete Agreement.  This Agreement constitutes the complete agreement between the parties hereto and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein.  This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by said amendment, change or modification.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Sunshine Bank
By: /s/ Andrew S. Samuel As Its: President and Chief Executive Officer

“OFFICER”
/s/ John D. Finley John D. Finley
Address:	1825 Pawnee Trail Lakeland, Florida 33803
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